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As filed with the Securities and Exchange Commission on May 15, 2003

Registration No. 333-104862

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

PRE-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Granite City Food & Brewery Ltd.
(Exact Name of Registrant as Specified in Its Charter)

Minnesota	41-1883639
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification number)

5831 Cedar Lake Road
St. Louis Park, Minnesota 55416
(952) 525-2070
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Steven J. Wagenheim
President and Chief Executive Officer
Granite City Food & Brewery Ltd.
5831 Cedar Lake Road
St. Louis Park, Minnesota 55416
(952) 525-2070
(Name, address, including zip code, and telephone number,
including area code, of agent for service)	Copies to: Avron L. Gordon, Esq. Brett D. Anderson, Esq. Briggs and Morgan, P.A. 2400 IDS Center Minneapolis, Minnesota 55402 (612) 334-8400 (phone) (612) 334-8650 (fax)

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the registration statement becomes effective.

        If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

        If this form is a post effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: ☐

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission acting pursuant to said Section 8(a) may determine.

SUBJECT TO COMPLETION, DATED MAY 15, 2003

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there by any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Prospectus

5,573,159 Shares

Granite City Food & Brewery Ltd.

Common Stock

        The shareholders identified on pages 9 through 12 are offering and selling 5,573,159 shares of our common stock under this prospectus. Such shares were issued or are issuable upon the conversion of preferred stock and the exercise of warrants. We will not receive any part of the proceeds from this offering.

        Our common stock is listed on The Nasdaq SmallCap Market under the symbol "GCFB." On May 13, 2003, the closing sale price of one share of our common stock was $2.39.

        Investing in our securities involves a high degree of risk. You should review Risk Factors beginning on page 4 for information that you should consider carefully before buying our securities.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                        , 2003.

AVAILABLE INFORMATION

        We are subject to the information requirements of the Exchange Act. Accordingly, we file reports, proxy statements and other information with the SEC. You may read and copy materials we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at http://www.sec.gov.

        We have filed with the SEC a registration statement on Form S-3 under the Securities Act. This prospectus does not contain all of the information, exhibits and undertakings set forth in the registration statement, certain parts of which are omitted as permitted by the rules and regulations of the SEC. For further information, please refer to the registration statement which may be read and copied in the manner and at the sources described above.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to documents we file with the SEC. The information incorporated by reference is considered to be part of this registration statement. Information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until all of the shares covered by this registration statement have been sold or deregistered:

  •
  Annual Report on Form 10-KSB for the year ended December 29, 2002;

  •
  Quarterly Report on Form 10-QSB for the quarter ended March 30, 2003; and

  •
  Description of our units (each consisting of one share of common stock and one redeemable Class A Warrant to purchase one share of common stock), our common stock and our Class A Warrants contained in our Registration Statement on Form 8-A/A (File No. 000-29643) filed on March 19, 2001.

        We will provide, without charge, to each person to whom this prospectus is delivered, upon written or oral request of any such person, a copy of any or all of the foregoing documents. Please direct written requests to Monica A. Underwood, Interim Chief Financial Officer and Corporate Controller, 5831 Cedar Lake Road, St. Louis Park, Minnesota 55416. Please direct telephone requests to Ms. Underwood at (952) 525-2071.

PROSPECTUS SUMMARY

        Because this is a summary, it does not contain all the information that may be important to you. You should read this entire document carefully, including the other information to which we refer you, before you decide to invest.

Granite City Food & Brewery Ltd.

        We operate three casual dining restaurants featuring on-premises breweries under the name Granite City Food & Brewery®. Our activities through June 1999 were related to the development of our restaurant-microbrewery concept and the development and financing of our first restaurant. Our initial restaurant commenced operations in St. Cloud, Minnesota, in June 1999. Our second restaurant, located in Sioux Falls, South Dakota, commenced operations in December 2000. Our third restaurant, located in Fargo, North Dakota, opened in November 2001. We have begun construction in the West Des Moines, Iowa area and our developer has purchased sites for us in the Cedar Rapids and Davenport, Iowa markets.

        In the fourth quarter of 2002, we obtained financing through the private placement of convertible preferred stock and warrants to purchase common stock. We plan to finance the development of additional restaurants in markets throughout the Midwest with the use of the proceeds from this financing. We continue to explore additional methods of financing in order to further our expansion.

        We generated $8,885,036 of restaurant revenues during 2001 and $12,286,749 of restaurant revenues during 2002. We attribute the increase in revenues for 2002 over that of 2001 principally to the addition of an operating unit. We had a net loss of $428,020 for 2001 and a net loss of $216,217 for 2002.

        We were incorporated on June 26, 1997, as a Minnesota corporation. Our executive offices are located at 5831 Cedar Lake Road, St. Louis Park, Minnesota 55416, and our telephone number is (952) 525-2070.

RISK FACTORS

        Before you invest in our securities, you should be aware that there are various risks, including those described below. You should consider carefully these risk factors, the other information included in this document and the other information to which we refer you, before you decide to invest.

Risks Related to our Business

        We cannot predict whether we will be able to achieve or sustain revenue growth, profitability or positive cash flow.    Our operating experience has not been long enough for us to know whether we can achieve and sustain profitable operations and positive cash flow. Our operating results can be affected by changes in guest tastes, the popularity of handcrafted beers, economic conditions in secondary markets, and the intensity of competition in our markets.

        Our business could be materially and adversely affected if we are unable to expand in a timely and profitable manner.    To continue to grow, we must open new restaurants on a timely and profitable basis. We may experience delays in restaurant openings which could materially adversely affect our business, financial condition, operating results and cash flows. Our ability to expand successfully depends upon a number of factors, some of which are beyond our control, including:

  •
  identification and availability of suitable restaurant sites

  •
  competition for restaurant sites

  •
  negotiation of favorable build-to-suit leases and sale-leaseback agreements

  •
  management of construction and development costs of new restaurants

  •
  availability of financing for the purchase or lease of restaurant and brewing equipment and leasehold improvements

  •
  securing required governmental approvals, licenses and permits

  •
  recruitment of qualified operating personnel, particularly general managers and kitchen managers

  •
  competition in new markets

        In addition, we contemplate entering geographic markets in which we have no operating experience. These new markets may have demographic characteristics, competitive conditions, consumer tastes and discretionary spending patterns different than those present in our existing markets, which may cause our new restaurants to be less successful than our existing restaurants.

        Unanticipated costs or delays in the development or construction of our restaurants could prevent our timely and cost-effective opening of new restaurants.    We depend upon contractors and real estate developers to construct our restaurants. After developers construct our restaurants, we invest heavily in leasehold improvements for completion of our restaurants. Many factors could adversely affect the cost and time associated with our development of restaurants, including:

  •
  labor disputes

  •
  shortages of materials and skilled labor

  •
  adverse weather

  •
  unforeseen construction problems

  •
  environmental problems

  •
  zoning problems

  •
  federal, state and local government regulations

  •
  modifications in design

  •
  other unanticipated increases in costs

        Any of these factors could give rise to delays or cost overruns which may prevent us from developing additional restaurants within anticipated budgets and expected development schedules. Any such failure could have a material adverse effect on our business, financial condition, operating results and cash flows.

        We may be unable to fund our significant future capital needs in the long term and we may need additional funds sooner than anticipated.    To finance our expansion plans, we require funds for capital expenditures, pre-opening costs and to offset negative cash flow related to new restaurant openings. Although we recently obtained gross proceeds of approximately $5.6 million through a private placement of our securities, we may not be able to obtain additional future financing on acceptable terms. If financing is not available to us, we will have to curtail projected growth, which could materially adversely affect our business, financial condition, operating results and cash flows. We may raise future capital through the issuance of our securities. Depending upon the price at which we issue securities to fund expansion, shares you purchase in this offering may be diluted. Specifically, our future expansion may be delayed or curtailed:

  •
  if future cash flows from operations fail to meet our expectations

  •
  if costs and capital expenditures for new restaurant development exceed anticipated amounts

  •
  if we incur unanticipated expenditures related to our operations

  •
  if we are unable to obtain acceptable lease or sale-leaseback financing of restaurants

  •
  if landlord contributions, financing and other incentives are lower than expected

  •
  if we are required to reduce prices to respond to competitive pressures

        We may not be able to achieve and manage planned expansion.    We face many business risks associated with our proposed growth, including the risk that our existing management, information systems and financial controls will be inadequate to support our planned expansion. We cannot predict whether we will be able to respond on a timely basis to all of the changing demands that our planned expansion will impose on management and these systems and controls. If we fail to continue to improve our management skills, information systems and financial controls, or if we encounter unexpected difficulties during expansion, our business, financial condition, operating results and cash flows could be materially adversely affected.

        We may be unable to recruit, motivate and retain qualified employees.    Our success depends, in part, upon our ability to attract, motivate and retain a sufficient number of qualified employees, including trained brewing personnel, restaurant managers, kitchen staff and wait staff, to keep pace with our expansion schedule. Qualified individuals needed to fill these positions could be in short supply in one or more of our markets. Our inability to recruit, motivate and retain such individuals may delay the planned openings of new restaurants or result in high employee turnover in existing restaurants, either of which could have a material adverse effect on our business, financial condition, operating results and cash flows. Additionally, competition for qualified employees could require us to pay higher wages and provide additional benefits to attract sufficient employees, which could result in higher labor costs.

        We may be unable to successfully compete with other restaurants in our markets.    The restaurant industry is intensely competitive. There are many well-established competitors with greater financial, marketing, personnel and other resources than ours, and many of these competitors are well established in the markets where we have restaurants, or in which we intend to establish restaurants. Additionally, other companies may develop restaurants with similar concepts in our markets. Any inability to successfully compete with restaurants in our markets could prevent us from increasing or sustaining our revenues and result in a material adverse effect on our business, financial condition, results of operations or cash flows. We may also need to make changes to our established concept in order to compete with new and developing restaurant concepts that become popular within our markets. We cannot assure you that we will be successful in implementing such changes or that these changes will not reduce our profitability.

        Changes in consumer preferences or discretionary consumer spending could negatively impact our results.    Our operating results may be affected by changes in guest tastes, the popularity of handcrafted beers, general economic and political conditions and the level of competition in our markets. Our continued success depends, in part, upon the popularity of micro-brewed beers and casual, broad menu restaurants. Shifts in consumer preferences away from these beers and this dining style could materially adversely affect our future profitability. Also, our success depends to a significant extent on numerous factors affecting discretionary consumer spending, including general economic conditions, disposable consumer income and consumer confidence. In a weak economy, our customers may reduce their level of discretionary spending which could impact the frequency with which our customers choose to dine out or the amount they spend when they do dine out, thereby reducing our revenues. Adverse economic conditions and changes in consumer preferences could reduce guest traffic or impose practical limits on pricing, either of which could materially adversely affect our business, financial condition, operating results and cash flows.

        Our operations depend upon governmental licenses or permits.    Our business depends upon obtaining and maintaining required food service, liquor and brewing licenses for each of our restaurants. If we fail to hold all necessary licenses, we may be forced to delay or cancel new restaurant openings and close or reduce operations at existing locations. We must comply with federal licensing requirements imposed by the United States Department of Treasury, Alcohol and Tobacco Tax and Trade Bureau, as well as licensing requirements of states and municipalities where we operate restaurants. Failure to comply with federal, state or local regulations could cause our licenses to be revoked or force us to cease brewing and selling our beer. Typically, licenses must be renewed annually and may be revoked and suspended for cause at any time. State liquor and brewing laws may prevent or impede our expansion into certain markets. Although we have not experienced, and do not anticipate, any significant problems in obtaining required licenses, permits or approvals, any delays or failures to obtain required licenses, permits or approvals could delay or prevent our expansion in a particular area.

        We may face liability under dram shop statutes.    Our sale of alcoholic beverages subjects us to "dram shop" statutes in some states. These statutes allow an injured person to recover damages from an establishment that served alcoholic beverages to an intoxicated person. If we receive a judgment substantially in excess of our insurance coverage, or if we fail to maintain our insurance coverage, our business, financial condition, operating results and cash flows could be materially adversely affected.

        Compliance with changing regulation of corporate governance, public disclosure and financial accounting standards may result in additional expenses and affect our reported results of operations.    Keeping informed of, and in compliance with, changing laws, regulations and standards relating to corporate governance, public disclosure and accounting standards, including the Sarbanes-Oxley Act of 2002, as well as new and proposed SEC regulations, Nasdaq Stock Market rules and accounting standards, has required an increased amount of management attention and external resources. Compliance with such requirements may result in increased general and administrative expenses and an increased allocation of management time and attention to compliance activities. Additionally, changes to existing rules or current practices may adversely affect our reported financial results.

        Because the value of our business depends primarily upon intangible assets, such as our business concept and development strategy, the value of shares you purchase in this offering could decrease significantly in the event of liquidation.    Because we do not own the real estate at any of our existing locations, we do not own the buildings at two of our three existing locations, we lease much of the equipment we use, and we do not plan to own the real estate or buildings in which our future restaurants will be located beyond the period of initial construction, our tangible assets mainly consist of inventory. Until we establish a history of earnings, the value of our business that could be realized upon liquidation is comprised of intangible assets, including our business concept, development strategy, intellectual property, trademarks, goodwill and employee know-how. If our business is not successful, the value of our intangible assets could decrease significantly. The value of shares you purchase in this offering could decrease as a result.

Risks Related to our Securities

        Fluctuations in our operating results may decrease the price of the shares you purchase in this offering.    Our operating results may fluctuate significantly because of several factors, including the timing of new restaurant openings and related expenses, profitability of new restaurants, increases or decreases in comparable restaurant sales, general economic conditions, consumer confidence in the economy, changes in consumer preferences, competitive factors and weather conditions. Consequently, our operating results may fall below the expectations of public market analysts and investors for any given reporting period. In that event, the price of the shares you purchase in this offering would likely decrease.

        We are required to make quarterly dividend payments on our outstanding Series A Convertible Preferred Stock which may reduce the cash available for other purposes.    Dividends payable to holders of our outstanding preferred stock aggregate approximately $110,000 each quarter. We cannot assure you that we will have sufficient cash resources to cover such dividend payments. If we are unable to pay any quarterly dividends to our preferred shareholders in cash, or determine that it is imprudent to do so, we may elect to pay such dividends in our common stock valued at $1.58 per share. Common stock issued as payment of dividend could dilute the value of the shares you purchase in this offering and may trigger anti-dilution rights of certain outstanding securities.

        If we do not maintain our Nasdaq listing, you may have difficulty reselling the shares you purchase in this offering.    We will need to maintain certain financial and corporate governance qualifications to keep our securities listed on The Nasdaq SmallCap Market. We cannot assure you that we will at all times meet the criteria for continued listing. If we fail to maintain such qualifications, including a minimum bid price for our common stock of $1.00, our securities may be delisted. In the event of delisting, trading, if any, would be conducted in the over-the-counter market in the so-called "pink sheets" or on the OTC Bulletin Board. In addition, our securities would become subject to the SEC's "penny stock rules." The penny stock rules would impose additional requirements on broker-dealers who effect trades in our securities, other than trades with their established customers and accredited investors. Consequently, the delisting of our securities and the applicability of the penny stock rules may adversely affect the ability of broker-dealers to sell our securities, which may adversely affect your ability to resell shares you purchase in this offering. If any of these events take place, you may not be able to sell as many securities as you desire, you may experience delays in the execution of your transactions and our securities may trade at a lower market price than they otherwise would.

        Our existing shareholders have significant control which could reduce your ability to receive a premium for the shares you purchase in this offering through a change in control.    As of February 28, 2003, our directors and executive officers, as a group, beneficially owned approximately 6,255,038 shares or 76.3% of our common stock. As a result, if they act in concert, they will be able to control our company and direct our affairs, including the election of directors and approval of significant corporate transactions. This concentration of ownership may also delay, defer or prevent a change in control of our company, and make some transactions more difficult or impossible without their support. These transactions could include proxy contests, tender offers, open market purchase programs or other share purchases that could give our shareholders the opportunity to realize a premium over the then prevailing market price of our common stock. As a result, this concentration of ownership could adversely affect the price of the shares you purchase in this offering.

        Our issuance of shares upon the exercise of warrants or stock options or the conversion of convertible preferred stock may dilute the holdings of persons who purchase in this offering.    We had 3,869,814 shares of common stock outstanding as of May 13, 2003. On that date, we also had warrants, stock options and convertible preferred stock outstanding to purchase an additional 7,643,041 shares of common stock, exercisable at prices ranging from $1.00 to $5.00 per share. The issuance of shares underlying such securities may be dilutive to holders of our common stock. The resale of shares underlying such securities could have the effect of depressing the market price of the shares you purchase in this offering.

        Special note regarding our forward-looking statements.    This document and the documents incorporated herein by reference contain various forward-looking statements within the meaning of Section 21E of the Exchange Act. Although we believe that, in making any such statement, our expectations are based on reasonable assumptions, any such statement may be influenced by factors that could cause actual outcomes and results to be materially different from those projected. When used in this document and the documents incorporated herein by reference, the words "anticipates," "believes," "expects," "intends," "plans," "estimates" and similar expressions, as they relate to us or our management, are intended to identify such forward-looking statements. These forward-looking statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from those anticipated. Factors that could cause actual results to differ materially from those anticipated, certain of which are beyond our control, are set forth herein under the caption Risk Factors. Our actual results, performance or achievements could differ materially from those expressed in, or implied by, forward-looking statements. Accordingly, we cannot be certain that any of the events anticipated by forward-looking statements will occur or, if any of them do occur, what impact they will have on us. We caution you to keep in mind the cautions and risks described herein and to refrain from attributing undue certainty to any forward-looking statements, which speak only as of the date of the document in which they appear.

SELLING SHAREHOLDERS

        The following table presents information regarding the selling shareholders. Unless otherwise noted, the shares listed below represent the shares that each selling shareholder beneficially owned on February 28, 2003. In the following table, percentage of beneficial ownership is based on 3,869,814 outstanding shares of common stock.

Selling Shareholder	Shares Beneficially Owned Before Offering(1)	Percentage of Outstanding Shares Beneficially Owned Before Offering(2)	Shares Offered	Shares Beneficially Owned if All Shares Offered are Sold in the Offering
Brew Buddies, L.L.C.(3) 122 South Phillips Avenue, Suite 300 Sioux Falls, SD 57104	1,946,200	33.5	1,946,200	0
Bluestem Capital Partners III Limited Partnership(4) 122 South Phillips Avenue, Suite 300 Sioux Falls, SD 57104	1,898,728	32.9	1,898,728	0
Andrew J. Redleaf(5) 3033 Excelsior Boulevard, Suite 300 Minneapolis, MN 55416	284,808	6.9	284,808	0
Otto G. Bonestroo(6) 175 Lakeland Shores Lakeland Shores, MN 55043	281,203	7.1	56,961	224,242
Industricorp & Co. Inc. FBO Twin City Carpenters Pension Fund(7) 312 Central Avenue Southeast, Suite 508 Minneapolis, MN 55414	237,340	5.8	237,340	0
Dermot F. Rowland(8) 6100 Auto Club Road Bloomington, MN 55438	98,732	2.5	98,732	0
Sima Griffith(9) 4920 IDS Center 80 South Eighth Street Minneapolis, MN 55402	98,327	2.5	98,327	0
The Dean Belbas Revocable Trust(10) 2501 South Kiwanis Avenue, #112 Sioux Falls, SD 57105	94,936	2.4	94,936	0
Roger C. Jones(9)(11) 4920 IDS Center 80 South Eighth Street Minneapolis, MN 55402	92,886	2.3	92,886	0
RBC Dain Rauscher Custodian FBO John Pagnucco IRA(9) Attention: Private Purchase—M08 510 Marquette Avenue South Minneapolis, MN 55402	91,304	2.3	91,304	0

Robert G. Allison(12) 17700 North Rim Drive Leander, TX 78641	71,202	1.8	71,202	0
Marvin Schenk(13) 5246 Fillmore Northeast Minneapolis, MN 55421	47,941	1.2	47,941	0
Delaware Charter Guarantee & Trust FBO Gary Kohler(14) PO Box 8963 Wilmington, DE 19899-8963	47,467	1.2	47,467	0
David B. Jeffery(14) 8878 Hidden Oaks Eden Prairie, MN 55344	47,467	1.2	47,467	0
Jerry E. Mathwig and Karen A. Mathwig(14) 9031 Avila Cove Eden Prairie, MN 55347	47,467	1.2	47,467	0
David P. Buck and Suellen E. Buck(15) 4075 West 51st Street, #301 Edina, MN 55424	28,954	*	28,954	0
Robert A. Kovell(16) 1916 Linda Lane St. Cloud, MN 56301	28,933	*	23,733	5,200
Pershing, LLC FBO Jim Heuer IRA(17) Attn: Restricted Legal Transfer Dept. One Pershing Plaza Jersey City, NJ 07399	28,480	*	28,480	0
Gary A. Bergren(18) 8893 Hidden Oaks Drive Eden Prairie, MN 55344	23,733	*	23,733	0
George B. Bonniwell(18) 18107 Woolman Drive Minnetonka, MN 55345	23,733	*	23,733	0
Craig L. Campbell(18) 21390 Juniper Avenue North Forest Lake, MN 55025	23,733	*	23,733	0
Draft Co.(18) Attn: Ford J. Nicholson 336 Robert Street North, Suite 1220 St. Paul, MN 55101-1506	23,733	*	23,733	0

Mark Erickson(18) 235 Lake Avenue North Spicer, MN 56288	23,733	*	23,733	0
Dennis D. Gonyea(18) 50 Groveland Terrace Minneapolis, MN 55403	23,733	*	23,733	0
Roger C. Jones IRA(18)(19) UBS PaineWebber FBO Roger C. Jones IRA 33 South Sixth Street, Suite 3737 Minneapolis, MN 55402	23,733	*	23,733	0
Bill Kuban(18) 5280 Main Street Northeast Minneapolis, MN 55421	23,733	*	23,733	0
Raft Co.(18) 336 Robert Street North, Suite 1220 St. Paul, MN 55101-1506	23,733	*	23,733	0
Richard Wagenheim(18) 432 North Fig Tree Lane Plantation, FL 33317	23,733	*	23,733	0
Daniel Wilson(18) 2169 Victoria Rose Drive Fargo, ND 58104	23,733	*	23,733	0
Lance Wolf(18) 3426 South 20th Street Fargo, ND 58104	23,733	*	23,733	0
Kevin L. Close(20) 10140 Birch Grove Road Brainerd, MN 56401	11,866	*	11,866	0
Rodney C. Converse(20) 1800 Camwood Trail Baxter, MN 56425	11,866	*	11,866	0
Allen W. Cater(21) c/o The Sanibel Captiva Trust Company 2407 Periwinkle Way, Suite 7 Sanibel, FL 33957	9,493	*	9,493	0
John Geiser 1923 17th Street South St. Cloud, MN 56301	4,500	*	4,500	0
Joseph W. Jasper(9) 4812 Woodhill Way Edina, MN 55424	3,955	*	3,955	0

Robert Scheuerell 810 North Riverside Avenue Sartell, MN 56377	2,250	*	2,250	0
Antoinette M. Koop(9) 11316A Chisholm Avenue Northeast Blaine, MN 55449	1,500	*	1,500	0

*
Less than one percent.

(1)
Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting or investment power with respect to securities. Securities "beneficially owned" by a person may include securities owned by or for, among others, the spouse, children or certain other relatives of such person as well as other securities as to which the person has or shares voting or investment power or has the option or right to acquire within 60 days of February 28, 2003.

(2)
Shares issuable pursuant to the conversion of Series A Convertible Preferred Stock and the exercise of warrants are deemed outstanding for computing the percentage of the person holding such securities but are not deemed outstanding for computing the percentage of any other person.

(3)
Represents 1,297,467 shares purchasable pursuant to the conversion of Series A Convertible Preferred Stock and 648,733 shares purchasable pursuant to the exercise of warrants. Messrs. Kirby and McGowan, two members of our board of directors, have business relationships with Brew Buddies, L.L.C. such that they may be deemed to be the indirect beneficial owners of the securities it holds.

(4)
Represents 1,265,820 shares purchasable pursuant to the conversion of Series A Convertible Preferred Stock and 632,908 shares purchasable pursuant to the exercise of warrants. Mr. Kirby, a member of our board of directors, has a business relationship with Bluestem Capital Partners III Limited Partnership such that he may be deemed to be the indirect beneficial owner of the securities it holds.

(5)
Represents 189,872 shares purchasable pursuant to the conversion of Series A Convertible Preferred Stock and 94,936 shares purchasable pursuant to the exercise of warrants. In April 2003, the shareholder assigned his obligation to purchase 1,500 shares of Series A Convertible Preferred Stock and related warrants to Messrs. Bonestroo, Rowland, Schenk and Mr. and Mrs. Buck. Mr. Redleaf's beneficial ownership excludes the securities transferred under such assignment.

(6)
Mr. Bonestroo's beneficial ownership before the offering represents (a) 212,121 shares of common stock, (b) 12,121 shares purchasable pursuant to the exercise of Class A Warrants, (c) 37,974 shares purchasable pursuant to the conversion of Series A Convertible Preferred Stock, and (d) 18,987 shares purchasable pursuant to the exercise of warrants. In April 2003, the shareholder obtained 600 shares of Series A Convertible Preferred Stock and related warrants under an assignment from another shareholder. Mr. Bonestroo's beneficial ownership includes, and the shares offered hereby represent, the securities acquired under such assignment. If all shares offered by Mr. Bonestroo are sold in the offering, he would beneficially own approximately 5.8% of the outstanding shares.

(7)
Represents 158,227 shares purchasable pursuant to the conversion of Series A Convertible Preferred Stock and 79,113 shares purchasable pursuant to the exercise of warrants.

(8)
Represents 65,822 shares purchasable pursuant to the conversion of Series A Convertible Preferred Stock and 32,910 shares purchasable pursuant to the exercise of warrants. In April 2003, the shareholder obtained 540 shares of Series A Convertible Preferred Stock and related warrants under an assignment from another shareholder. Mr. Rowland's beneficial ownership includes the securities acquired under such assignment.

(9)
Represents shares purchasable pursuant to the exercise of warrants assigned to the shareholder by Aethlon Capital, LLC on or about April 15, 2003.

(10)
Represents 63,291 shares purchasable pursuant to the conversion of Series A Convertible Preferred Stock and 31,645 shares purchasable pursuant to the exercise of warrants.

(11)
Excludes securities held through Mr. Jones' IRA at UBS Paine Webber.

(12)
Represents 47,468 shares purchasable pursuant to the conversion of Series A Convertible Preferred Stock and 23,734 shares purchasable pursuant to the exercise of warrants.

(13)
Represents 31,961 shares purchasable pursuant to the conversion of Series A Convertible Preferred Stock and 15,980 shares purchasable pursuant to the exercise of warrants. In April 2003, the shareholder obtained 255 shares of Series A Convertible Preferred Stock and related warrants under an assignment from another shareholder. Mr. Schenk's beneficial ownership includes the securities acquired under such assignment.

(14)
Represents 31,645 shares purchasable pursuant to the conversion of Series A Convertible Preferred Stock and 15,822 shares purchasable pursuant to the exercise of warrants.

(15)
Represents 19,303 shares purchasable pursuant to the conversion of Series A Convertible Preferred Stock and 9,651 shares purchasable pursuant to the exercise of warrants. In April 2003, the shareholder obtained 105 shares of Series A Convertible Preferred Stock and related warrants under an assignment from another shareholder. Mr. and Mrs. Buck's beneficial ownership includes the securities acquired under such assignment.

(16)
Mr. Kovell's beneficial ownership before the offering represents (a) 5,200 shares of common stock, (b) 15,822 shares purchasable pursuant to the conversion of Series A Convertible Preferred Stock, and (c) 7,911 shares purchasable pursuant to the exercise of warrants. If all shares offered by Mr. Kovell are sold in the offering, he would beneficially own less than one percent of the outstanding shares.

(17)
Represents 18,987 shares purchasable pursuant to the conversion of Series A Convertible Preferred Stock and 9,493 shares purchasable pursuant to the exercise of warrants.

(18)
Represents 15,822 shares purchasable pursuant to the conversion of Series A Convertible Preferred Stock and 7,911 shares purchasable pursuant to the exercise of warrants.

(19)
Excludes securities held directly by Mr. Jones.

(20)
Represents 7,911 shares purchasable pursuant to the conversion of Series A Convertible Preferred Stock and 3,955 shares purchasable pursuant to the exercise of warrants.

(21)
Represents 6,329 shares purchasable pursuant to the conversion of Series A Convertible Preferred Stock and 3,164 shares purchasable pursuant to the exercise of warrants.

Sales to selling shareholders

        During the fourth quarter of 2002, we conducted a private placement to accredited investors of Series A Convertible Preferred Stock and warrants to purchase common stock. We sold 55,600 shares of preferred stock for aggregate gross proceeds of $5,560,000. Aethlon Capital, LLC and NDX Financial Services served as our placement agents. The preferred stock is convertible into an aggregate of 3,518,964 shares of common stock at a conversion price of $1.58 per share. The preferred stock pays an 8% cumulative dividend in cash or common stock. We may require conversion under certain circumstances. The preferred stock was sold with five-year warrants to purchase an aggregate of 1,759,473 shares of common stock at an exercise price of $1.58 per share. In connection with such placement, we issued our agents warrants to purchase an aggregate of 288,604 shares of common stock at an exercise price of $1.58 per share and paid our agents cash commissions aggregating $456,000. This registration covers all of the shares of common stock issuable upon conversion of the preferred stock, all of the shares of common stock issuable upon exercise of the investor warrants and 287,972 shares of common stock issuable upon exercise of the agent warrants.

        This prospectus also covers 6,750 shares issued upon the exercise of warrants originally issued to a former developer and subsequently assigned to various owners of such developer.

Relationships with selling shareholders

        Eugene E. McGowan and Steve T. Kirby, two members of our board of directors, have business relationships with Brew Buddies, L.L.C. such that they may be deemed to be the indirect beneficial owners of the securities it holds. In addition, Mr. Kirby has a business relationship with Bluestem Capital Partners III Limited Partnership such that he may be deemed to be the indirect beneficial owner of the securities it holds.

        In October 2002, we entered into a development agreement with Dunham Capital Management L.L.C. relating to the development of future restaurants. Donald A. Dunham, Jr., who controls Dunham, is the secretary of Brew Buddies, L.L.C. and owns 30% of the membership interests of Brew Master, the managing member of Brew Buddies, L.L.C.

        Richard Wagenheim, one of the selling shareholders, is the brother of Steven J. Wagenheim, our President, Chief Executive Officer and a member of our board of directors.

Registration rights of selling shareholders

        Under our agreements with the selling shareholders, we agreed to register the shares of common stock issuable upon conversion of the preferred stock and exercise of the warrants. Our registration of the shares does not necessarily mean that the selling shareholders will sell all or any of the shares covered by this prospectus.

USE OF PROCEEDS

        All of the net proceeds from the sale of the shares will go to the selling shareholders. Accordingly, we will not receive any proceeds from the sale of the shares.

PLAN OF DISTRIBUTION

        The selling shareholders may offer their shares at various times in one or more of the following transactions:

  •
  on The Nasdaq SmallCap Market

  •
  in privately negotiated transactions

  •
  through put or call option transactions relating to the shares

  •
  through short sales of shares

  •
  through hedging transactions

  •
  in a combination of any of the above transactions

        The selling shareholders may sell their shares at market prices prevailing at the time of sale, at prices related to such prices, or at negotiated prices. We are indemnifying the selling shareholders and they are indemnifying us against liabilities under the Securities Act.

        The selling shareholders may use broker-dealers to sell their shares. If this happens, broker-dealers will either receive discounts or commissions from the selling shareholders, or they will receive commissions from purchasers of shares for whom they acted as agents.

        The selling shareholders, and any persons who participate in the sale of the shares from time to time, may be deemed to be "underwriters" within the meaning of Section 2(a)(11) of the Securities Act. Any commissions paid or discounts or concessions allowed to any such persons, and any profits received on resale of the shares, may be deemed to be underwriting compensation under the Securities Act.

        In order to comply with applicable state securities laws, the shares will be sold only through registered or licensed brokers or dealers. In addition, the shares will not be sold until they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available in the applicable state.

LEGAL MATTERS

        For purposes of this offering, Briggs and Morgan, Professional Association, is giving its opinion on the validity of the shares.

EXPERTS

        The financial statements as of December 31, 2001 and December 29, 2002 and for each of the years then ended, incorporated by reference in this prospectus, have been audited by Schechter Dokken Kanter Andrews & Selcer Ltd., independent auditors, as indicated in their report with respect thereto and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said report.

You should rely on the information contained in this document or that to which we have referred you. We have not authorized anyone to provide you with information that is different. You should not assume that the information in this document is accurate as of any date other than the date on the front of this document. This prospectus is not an offer to sell nor is it seeking an offer to buy any securities in any state where the offer or sale is not permitted.

5,573,159 Shares

Granite City Food & Brewery Ltd.

Common Stock

PROSPECTUS

                        , 2003

PART II—INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

        The following table sets forth the various expenses payable by us in connection with the sale and distribution of the shares being registered. All amounts shown are estimates, except the SEC registration fee.

SEC registration fee	$1,105
Legal fees and expenses	17,500
Accounting fees and expenses	3,000
Blue sky and related fees and expenses	2,000
Miscellaneous (including listing fees)	23,895

Total	$47,500

        Each selling shareholder will be responsible for any underwriting discounts, brokerage fees or commissions and taxes of any kind (including, without limitation, transfer taxes) with respect to any disposition, sale or transfer of the shares being registered and for any legal, accounting and other expenses incurred by such selling shareholder.

Item 15. Indemnification of Directors and Officers.

        The registrant is governed by Minnesota Statutes Chapter 302A. Minnesota Statutes Section 302A.521 provides that a corporation shall indemnify any person made or threatened to be made a party to any proceeding by reason of the former or present official capacity of such person against judgments, penalties, fines, including, without limitation, excise taxes assessed against such person with respect to an employee benefit plan, settlements and reasonable expenses, including attorney's fees and disbursements, incurred by such person in connection with the proceeding, if, with respect to the acts or omissions of such person complained of in the proceeding, such person has not been indemnified by another organization or employee benefit plan for the same expenses with respect to the same acts or omissions; acted in good faith; received no improper personal benefit and Section 302A.255, if applicable, has been satisfied; in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and in the case of acts or omissions by persons in their official capacity for the corporation, reasonably believed that the conduct was in the best interests of the corporation, or in the case of acts or omissions by persons in their capacity for other organizations, reasonably believed that the conduct was not opposed to the best interests of the corporation.

        As permitted by Section 302A.251 of the Minnesota Statutes, Article 9 of the articles of incorporation of the registrant provides that the registrant shall indemnify and may, in the discretion of the board of directors, insure current and former directors, officers and employees of the registrant in the manner and to the fullest extent permitted by law. Section 6.1 of the by-laws of the registrant provides that the registrant shall indemnify, in accordance with the terms and conditions of Section 302A.521 of the Minnesota Statutes, the following persons: (a) officers and former officers; (b) directors and former directors; (c) members and former members of committees appointed or designated by the board of directors; and (d) employees and former employees of the registrant.

Item 16. Exhibits and Financial Statement Schedules.

        See "Exhibit Index."

Item 17. Undertakings.

        The small business issuer will:

        (1)   File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

    (i)
    Include any prospectus required by Section 10(a)(3) of the Securities Act.

    (ii)
    Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

    (iii)
    Include any additional or changed material information on the plan of distribution.

provided, however, that the undertakings set forth in paragraphs (i) and (ii) above do not apply if the information required in a post-effective amendment is incorporated by reference from periodic reports filed by the small business issuer under the Exchange Act.

        (2)   For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

        (3)   File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers, and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer, or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Louis Park, State of Minnesota, on May 15, 2003.

Granite City Food & Brewery Ltd.
By	/s/ STEVEN J. WAGENHEIM Steven J. Wagenheim President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons on the dates and in the capacities indicated.

Signature	Title	Date

/s/ STEVEN J. WAGENHEIM Steven J. Wagenheim	President, Chief Executive Officer and Director (Principal Executive Officer)	May 15, 2003
/s/ MONICA A. UNDERWOOD Monica A. Underwood	Interim Chief Financial Officer and Corporate Controller (Principal Financial Officer and Principal Accounting Officer)	May 15, 2003
* William E. Burdick	Director
* Arthur E. Pew III	Director
* James G. Gilbertson	Director

* Bruce H. Senske	Director
* Eugene E. McGowan	Director
* Steve T. Kirby	Director
*By	/s/ STEVEN J. WAGENHEIM Steven J. Wagenheim Attorney-In-Fact	May 15, 2003

EXHIBIT INDEX

Exhibit Number	Description
4.1	Articles of Incorporation of the Registrant, as amended (incorporated by reference to our Quarterly Report on Form 10-QSB, filed on November 13, 2002 (File No. 000-29643)).
4.2	By-laws of the Registrant (incorporated by reference to our Registration Statement on Form SB-2, filed on December 22, 1999 (File No. 333-93459)).
4.3	Specimen common stock certificate (incorporated by reference to our Current Report on Form 8-K, filed on September 20, 2002 (File No. 000-29643)).
4.4	Specimen unit certificate (incorporated by reference to our Current Report on Form 8-K, filed on September 20, 2002 (File No. 000-29643)).
4.5	Form of Warrant Agreement (incorporated by reference to our Registration Statement on Form SB-2, filed on December 22, 1999 (File No. 333-93459)).
4.6	Amendment No. 1 to Warrant Agreement (including specimen Class A Warrant certificate) (incorporated by reference to our Current Report on Form 8-K, filed on September 20, 2002 (File No. 000-29643)).
5	Opinion of Briggs and Morgan, Professional Association.*
23.1	Consent of Briggs and Morgan, Professional Association.*
23.2	Consent of Independent Certified Public Accountants.
24	Power of Attorney.*

*
Previously filed.

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AVAILABLE INFORMATION
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
PROSPECTUS SUMMARY
RISK FACTORS
SELLING SHAREHOLDERS
USE OF PROCEEDS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
TABLE OF CONTENTS
PART II—INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 14. Other Expenses of Issuance and Distribution.
  Item 15. Indemnification of Directors and Officers.
  Item 16. Exhibits and Financial Statement Schedules.
  Item 17. Undertakings.
SIGNATURES
EXHIBIT INDEX